LEASE

THIS LEASE AGREEMENT (Lease) made this 31st day of December 2002, by and between The ARC Group, Inc., hereinafter referred to as "LESSOR" and United Insurance Management, L.C., hereinafter referred to as "LESSEE".

WITNESSETH

1. **LEASED PREMISES AND TERM.** Lessor, in consideration of the rentals hereinafter reserved to be paid and of the covenants, conditions and agreements to be kept and performed by Lessee, hereby leases, lets and demises to the Lessee, and Lessee hereby leases and hires from Lessor that certain space, hereinafter called the "Building" (Building) located at 700 Central Avenue, St. Petersburg, Florida 33701, Third floor, which Leased Premises hereinafter defined is more particularly described as follows: Suite #302 and within the area outlined in red on the attached Exhibit "A". The Rentable Area, as defined in paragraph 3 of this Lease, shall be approximately 5,076 contiguous rentable square feet and as located by Lessee within the confines of the area outlined in red on Exhibit "A".

TO HAVE AND TO HOLD the Leased Premises for a term of Sixty-six (66) months commencing on or before the First (1st) day of April, 2003 ("Scheduled Commencement Date") and ending at midnight on the Thirtieth (30) day of September, 2008. The actual commencement date shall begin the later of the Scheduled Commencement Date or upon Lessor's receipt of a certificate of occupancy or completion issued by the City of St. Petersburg building department and the actual termination date shall be Sixty-six (66) months thereafter. Further, the schedule of rent hereinafter set forth in paragraph 2 shall be adjusted in accordance with the actual commencement date.

2. **BASE RENT.** Lessee covenants and agrees to pay to Lessor, without demand and in advance, rent for the Leased Premises according to the rent schedule below:

Months	# Months	Gross Rate Per RSF	Monthly Base Rent per RSF[2]	Term Gross Rent
1 - 4	4	$0.00	$0.00	$0.00
5 - 16	12	$15.00	$6,345.00	$76,140.00
17 – 28	12	$15.45	$6,535.35	$78,424.20
29 - 40	12	$15.91	$6,731.41	$80,776.93
41 - 52	12	$16.39	$6,933.35	$83,200.23
53 - 64	12	$16.88	$7,141.35	$85,696.24
65 - 66	2	$00	$00.00	$0.00
Total:	66			

Monthly rent plus tax hereinafter called "Rental", or " Base Rent", is due on or before the first day of the first full calendar month of the term hereof and (except as otherwise provided herein) on or before the first day of each and every successive calendar month there after during the full term including any renewal term of this Lease, subject to the adjustments as provided hereinafter along with applicable Florida State Sales Tax, currently at the rate of 7.0 %. Lessee shall have the right to pay Rent and all other sums payable by Lessee to Lessor under this Lease shall be paid to Lessor, without deduction or offset, made payable to THE ARC GROUP, INC. or such other entity as Lessor may hereinafter specify in writing, presently located at 700 Central Avenue, St. Petersburg, Florida 33701, or such other place as Lessor may hereafter specify in writing.

Whenever under the term of this Lease any sum of money is required to be paid by Lessee in addition to the Rental herein reserved, whether or not such sum is herein described as "Additional Rent" or provision is made for the collection of said sum as "Additional Rent", said sum shall nevertheless, at Lessor's option, if not paid when due, be deemed Additional Rent, and shall be collectible as such with the first installment of Rent thereafter falling due hereunder.

3. RENTABLE AREA. Rent for the Leased Premises has been determined by multiplying a rental rate per square foot by the total Rentable Area (rentable square footage of the Leased Premises). Rentable Area is defined as the usable area of the Leased Premises plus eighteen percent (18%) of the usable area, representing Lessee's share of the common areas of the building in which the leased premises are located, as determined by a mutually agreeable space plan prepared by Lessee's architect according to BOMA standards for the measurement of useable area. The usable area of the Leased Premises has been determined by measuring from the inside finished surface of the dominant portion of the permanent outer building wall and from the center line other walls separating the leased premises from the common areas of the building to the center line of all other walls separating one leased area from another.

4. PRE-PAID RENT, SECURITY DEPOSIT and PERSONAL LEASE GUARANTEE. Upon lease execution, lessee must provide Lessor with first month's rent of $6,345 plus 7% tax. The Security Deposit shall be $12,690. Provided that the Lessee is not in default on the terms of this lease, Lessor will refund 50% of the security deposit on the anniversary of the 13th lease month and the remaining 50% on the 25th lease month.

5. OPERATING EXPENSES, THE OPERATING EXPENSE STOP, AND LESSEE'S PROPORTIONATE SHARE OF OPERATING EXPENSE IN EXCESS OF THE OPERATING EXPENSE STOP.

a) Lessee covenants and agrees to pay to Lessor, as a part of the Base Rent described in paragraph 2 herein and without demand and in advance, Lessee's Proportionate Share of the Operating Expense for the Building, up to an amount equal to the Operating Expense Stop which will be established at the end of calendar year 2003. For the purpose of this Lease, the term "Operating Expenses Stop" shall mean the estimated amount of Rent paid to Lessor by Lessee, within the "Base Rent", to compensate Lessor for the Operating Expenses of the Building. The term "Operating Expense" shall mean the total cost and expense (as hereinafter defined), incurred by Lessor during any calendar year in owning, operating, managing, and maintaining and repairing the Buildings and appurtenant Common Area and parking areas, including, if the Rentable Area of the Buildings is less than ninety-five percent (95%) occupied, all additional costs and expenses of operation, management and maintenance of the Buildings which Lessor determines that it would have paid or incurred during any calendar year in which ninety-five percent (95%) of the Rentable Area of the Buildings was occupied. When the Rentable Area of the Buildings is less than ninety-five percent (95%) occupied, only those

component expenses that are affected by variations in occupancy levels shall be 95% occupancy level. The items and charges comprising Operating Expense shall specifically include, without limitation:

(i) landscaping and exterior pest control;

(ii) all Utility Costs;

(iii) maintenance expenses, including without limitation all janitorial costs, repair and replacement costs of the Building and the appurtenant Common Area and parking areas (including parking lot re-striping, cleaning and maintenance costs), and the cost of supplies, tools, materials, and equipment for exterior Buildings and appurtenant parking areas, repairs and maintenance that, under GAAP, would not be capitalized;

(iv) exterior window washing;

(v) the cost of personnel including a senior property manager (provided however that such manager is charged with the day-to-day management of the property), all employees supervised and reporting to such manager and all consultants rendering assistance to any such parties necessary or convenient to implement the services specified in this Lease, with all customary employment and normal retirement benefits incident thereto, including without limitation, pension and medical and life insurance benefits, and security personnel, if such personnel are employed; all services, supplies, repairs, replacements, rents, or other expenses for maintaining, managing and operating the Building including parking and common areas. Notwithstanding the above, the total cost of management and administrative personnel (but exclusive of building maintenance or janitorial personnel), together with any management fees, shall not exceed 5.3% of Lessee's Base Rent in any particular year;

(vi) the cost of any capital equipment and improvements (including, but not limited to, the heating, ventilating and air-conditioning system serving the Building) and of the installation thereof that are specifically for the purpose of safety, saving energy, or reducing Operating Expense of the Building (however any Operating Expense relating to a cost saving capital improvement shall not exceed the actual savings from such improvement);

(vii) the cost of the installation of any device or other equipment which improves the operating efficiency of any system within the Leased Premises and thereby reduces Operating Expense, or which would generally be regarded as an operating and maintenance expenses amortized over the useful life of such improvement (however any Operating Expense relating to a cost saving device or equipment shall not exceed the actual savings from such improvement);(vii) all Real Estate Taxes for Pinellas County Tax Parcel #19/31/17/94833/001/0100 which become due during the Term (and any tax or assessment to the extent levied or assessed in lieu thereof) (with appropriate proration for any partial calendar year) and all reasonable real estate tax consultant expenses and attorneys' fees incurred for the purpose of maintaining an equitable assessed valuation of the Leased Premises. In addition to the real estate taxes attributable to be aforementioned parcel, which

taxes shall be deemed "non-controllable" Operating Expenses, within the meaning prescribed in the last paragraph of this Article 5, Real Estate Taxes on the following additional parcels shall also be included as Operating Expenses, however the annual tax expense associated with these parcels shall be deemed "controllable Operating Expenses" within the meaning and subject to the limiting terms described in the last paragraph of this Article:

Parcel Numbers:

19/31/17/74466/041/0050
19/31/17/74466/041/0010
19/31/17/74466/041/0110
19/31/17/74466/041/0130
19/31/17/74466/041/0160
19/31/17/74466/041/0170

(viii) all insurance premiums Lessor is required to pay, including public liability insurance and property damage and other insurance as is customary for similar projects located in the Tampa Bay area, with respect to the Building; and,

(ix) The term "Operating Expense" shall not include the following: repairs, restoration or other work occasioned by fire, wind, the elements or other casualty; income, capital stock, estate, inheritance and franchise taxes of Lessor; expenses incurred in leasing to or procuring of lessees, leasing commissions, advertising expenses and expenses for the renovating of space for new lessees; interest or principal payments on any mortgage or other indebtedness of Lessor; any depreciation allowance or expense (except as expressly permitted hereinabove); and operating expenses which are the responsibility of Lessee or other tenant's of the Building), ad valorem taxes and other taxes on the personal property of Lessee (or other tenant's of the Building located within the Leased Premises (or other tenant's premises), to the extent the same has been or should be paid for by Lessee or other Building tenants directly.

In addition to these items listed above as exclusions to Operating Expenses, the following shall constitute additional modifications:

1) to the extent capital expenditures are includable in Operating Expenses, the cost of same may only be included based on the amortization over the asset's useful life calculated in accordance with GAAP. For example if the cost of an expenditure which otherwise qualifies as an Operating Expense is $30,000, and the useful life is 30 years, than $1,000 per year shall be includable as an Operating Expense for the purposes hereof.
2) any costs attributed to Lessor's corporate structure, management, administration or compliance with governmental authority, such as but not limited to: tax return preparation, legal costs, annual reports, etc. Notwithstanding, any expenses primarily related to Building operations shall be deemed includable Operating Expenses.

(x) Lessor shall have the right with regard to any and all management and maintenance obligations of Lessor under this Lease, to contract upon commercially reasonable terms with such person(s) or entity or entities for the performance and accomplishment of such

of the obligations as Lessor shall deem proper, including entities in which Lessor may hold an ownership or other interest. Lessor may incur certain operating, management and maintenance obligations, costs and expenses pertaining to the Leased Premises, together with or in combination with Lessor's operations, repair, management and maintenance of other properties located in the same development park or project. To the extent such costs and expenses are shared costs or jointly billed to Lessor , Lessor agrees that it shall apportion the costs and expenses among the Leased Premises and the other properties subject to such services, repair or maintenance in a fair and equitable fashion.

(b) The parties each acknowledge that the Annual Base Rent above does not provide for escalating Operating Expenses, Real Estate Taxes and Utility Costs which shall hereafter affect the Leased Premises or the Buildings, in excess of the 2003 Base Year Operating Expense Stop. Accordingly, Lessee shall pay to Lessor, Lessee's Proportionate Share of the Operating Expense in excess of the 2003 Base Year Operating Expense Stop, as Additional Rent, which amount due shall be computed by multiplying Lessor's Operating Expense for the calendar year in question by Lessee's Proportionate Share, and deducting there from an amount obtained by multiplying the Operating Expense Stop by the total number of Rentable Square Feet in the Leased Premises. At Lessor's sole option and in Lessor's sole discretion, Lessor may require that Lessee's Proportionate Share of the 2003 Base Year Operating Expense in Excess of the Operating Expense Stop be paid by Lessee in monthly installments in such amounts as are estimated and billed by Lessor at the beginning of each twelve (12) month period commencing and ending on dates designated by Lessor, each installment being due on the first (1st) day of each calendar month with the monthly installments of Annual Base Rent.

(c) On or before April 30th of each year, or such other date as Lessor may adopt in connection with its accounting cycle for the Buildings, Lessor shall deliver Lessee an annual itemized statement for Lessee's Proportionate Share of the Operating Expense in Excess of the 2003 Base Year Operating Expense Stop, certified by Lessor or its accountant showing in reasonable detail the total Operating Expense actually incurred for the preceding year and the method of calculation thereof. If Lessee's Proportionate Share of the actual Operating Expense in Excess of the 2003 Base Year Operating Expense Stop exceeds the total of the estimated monthly payments made by Lessee for such year, Lessee shall pay Lessor the amount of the deficiency within thirty (30) days of the receipt of the statement. If Lessee's Proportionate Share of the actual Operating Expense in Excess of the 2003 Base Year Operating Expense Stop is less than the total of the estimated monthly payments made by Lessee for such year, then Lessor shall credit Lessee's account (or, if at the end of the term of this Lease, pay Lessee) the amount of the credit within thirty (30) days of the receipt of the statement; provided, however, that regardless of the amount of any over collection of Lessee's Proportionate Share of the actual Operating Expenses in Excess of the 2003 Base Year Operating Expense Stop by Lessor, Lessor will not be obligated to credit or return to Lessee any portion of the Operating Expense Stop itself. The obligation of Lessee to make the remittance required under this Section shall survive the termination of this Lease. Failure of Lessor to provide such statement within the time prescribed shall not relieve Lessee of its obligations hereunder.

Notwithstanding any other provision in this Lease, during the year in which the Lease terminates, Lessor, prior to the termination date, shall have the option to invoice Lessee for Lessee's Proportionate Share of the Operating Expense in Excess of the Operating Expense Stop based upon the previous year's Operating Expense. Lessee's Proportionate Share of Operating Expense in Excess of the Operating Expense Stop in any Year during the Lease Term having less than 365 days shall be appropriately prorated. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any

Additional Rent payable by Lessee applicable to the year in which such termination shall occur shall be pro rated on the ratio that the number of days from the commencement of the calendar year to and including the termination date bears to 365. The obligations of Lessee and Lessor to make payment adjustment required under this Section shall survive the termination of this Lease.

Landlord agrees to cap all controllable operating expense increases to 4% annually on a non-cumulative basis. Controllable Operating Expenses are defined as all expenses except for taxes, insurance, electricity and all other utilities.

6. **LATE PAYMENT CHARGE.** In addition to Lessor's other remedies under the terms of this Lease, upon Lessee's failure to pay the rental or make any other payments required to be made by Lessee hereunder by the date due (rent is due on or before the 1st day of each month and is considered late if not received by Lessor by the 10th business day of each month), Lessor reserves the right to charge a late payment charge for handling of One Hundred Dollars ($100.00). If Lessee's payment is not received by Lessor by the 15th business day of each month, Lessor may then serve notice that an additional late fee of 5% of the amount due shall be charged if the full payment is not received within five (5) business days of the notice.

7. **PURPOSE.** The Leased Premises are to be used only for the purpose of a general office (Permitted use). This restriction is of the essence of this Agreement.

Use of Premises:

(a) The Premises shall be used for the Permitted Use in accordance with all applicable requirements of law and shall not be used for any illegal purposes, nor in violation of any laws, ordinances, statues, rules or regulation of any governmental body, agency or department, thereof, nor in any manner to create any nuisance or trespass, nor for any use that is not consistent with the operation of the Building as a first class office facility attractive to high quality tenants whose operations do not involve the generation of high volume usage of the Common Areas.

(b) The Lessee shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor is then designed to carry which is then allowed by law which has been established as 80 lbs. per square foot live load. All business machines and equipment and all other mechanical equipment installed and used by the Lessee in the Leased Premises shall be properly shielded and be so placed, equipped, installed and maintained by the Lessee at the Lessee's own cost and expense in settings Lessor may reasonably direct, so as to be sufficient to eliminate transmission of noise, vibration or electrical or other interference from the Leased Premises and to any other area of the Building. The Lessee shall not move any safe, heavy equipment or bulky matter in or out of the Building without notice to the Lessor and shall be made during the hours which will least interfere with normal operations of the Building and all damages caused by such movement shall be promptly repaired by the Lessee at the Lessee's expense. If the movement of such items requires special handling, the Lessee agrees to employ only qualified persons to do said work, and all such work shall be done in compliance with all applicable municipal requirements. All such movements shall first be approved in writing by the Lessor.

(c) The Lessee shall, at its expense, comply with the laws, orders, ordinances and regulations of any governmental authorities and with any direction made pursuant to law of any public officer or officers which shall, with respect to the occupancy, use or manner of use of the

Premises, or to any abatement of nuisance caused by the Lessee, impose any violation, order or duty upon the Landlord or the Tenant arising from the Tenant's occupancy, use or manner of use of the Premises or any installation made therein by or at the Tenant's request or required by reasons of a breach of any of the Tenant's covenants or agreements hereunder. The Tenant may contest or cause to be contested the validity of any such purported violation, duty or order and may defer or cause to be deferred compliance pending such contest provided such deferment imposes no liability or obligation on the Landlord and such proceedings shall be prosecuted diligently and in good faith. If the Tenant or Landlord receives notice of any violation of law, ordinance, rule, order or regulation applicable to the Premises, it shall give prompt notice thereof to the other party hereto.

(d) Lessee shall not do or permit anything to be done in or about the Leased Premises which will unreasonably obstruct or interfere with the rights of other tenants of the Building, or injure them or use or allow the Leased Premises to be used for any improper, or, unlawful purpose; nor shall Lessee cause, maintain, or permit any nuisance in, on, or about the Leased Premises or commit or suffer to be committed any waste in, on, or about the Leased Premises.

(e) Certain common areas, including hallways, walkways, driveways, and parking areas are made available for the non-exclusive use of tenants of the Building, and their invitees. Lessor may from time to time establish additional reasonable rules and regulations for their use, reserve portions thereof for the exclusive use of any person, block, obstruct, repair or change the configuration thereof. Lessee will not make any use thereof not authorized by Lessor and specifically will not block, obstruct, place any items of personal property thereon, allow any motor vehicle that is not operable to remain thereon, nor any vehicle to remain thereon for more than forty-eight consecutive hours, nor use the same for the placement of trash, garbage or any unsanitary materials.

(f) No sign or display visible from outside of the Leased Premises shall be permitted without Lessor's prior written approval.

(g) All loading and unloading of goods shall be done only at such times as deemed appropriate by Lessor, and in the areas, and through the entrances designed for such purposes by Lessor.

(h) The delivery or shipping of merchandise, supplies and fixtures to and from the Leased Premises shall be subject to such rules and regulations as is in the reasonable judgment of the Lessor are necessary for the proper operation of the Leased Premises or the Building.

(I) Lessee and Lessee's employees shall park their cars only in those portions of the parking area designated for that purpose by Lessor. (see paragraph 11 infra.). Lessee and Lessee's employees shall not use any spaces designated for use by visitors to the Building.

(j) The outside areas immediately adjoining the Leased Premises shall be kept free from dirt and rubbish by the Lessee to the satisfaction of the Lessor and Lessee shall not place or permit any obstruction or merchandise in such areas.

(k) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown there, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Lessee, who shall, whose employees, agents or invitees shall have caused it.

(l) Lessor shall use at Lessor's cost, such pest extermination contractor as Lessor may direct and at such intervals as Lessor may require.

(m) Lessee shall not burn any trash or garbage of any kind in or about the Leased Premises or Building.

(n) No offensive odors or disturbing noise shall be permitted to emanate from the Leased Premises in a manner reasonably deemed to be offensive to or disturbing to other Lessees, Lessor or persons using the Building.

(o) Lessor reserves the right from time to time to amend or supplement the foregoing rules and regulations and to adopt and promulgate additional reasonable rules and regulations applicable to the Leased Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to Lessee. Lessee agrees to comply with all such rules and regulations upon notice to Lessee from Lessor, provided that such rules and regulations shall apply uniformly to all Tenants to Building.

8. **INTERIOR COMPLETION.** In connection with this Lease, Lessor shall, at Lessor's sole cost and expense, permit and construct improvements ("Premises Improvements"), in accordance with Lessee's Plans and specifications attached hereto as Exhibit "B". The costs of Lessee's plans and specifications shall also be the responsibility of Lessor. Lessee shall use its best good faith efforts to choose all interior finish selections on or before January 30, 2003.

Lessee will use CSJM Architects to prepare or cause to be prepared, architectural plans, detailed specifications and finish schedules approved by the Lessee (the "Lessee's Plans") for all work to be performed in and on the Premises, including all items detailed in Exhibit "B". Lessee's Plans will be prepared in strict accordance with all applicable building codes and ordinances, rules, regulations of applicable governmental authorities. Lessee shall use its best good faith efforts to review, modify and approve the Lessee's Plans within five (5) business days of receipt. Time is of the essence of Lessee's delivery of Lessee's Plans to Lessor.

The Premises Improvements will be performed in a good and workmanlike manner with the use of first class materials and in accordance with all applicable building and zoning laws and other laws, orders, codes, rules, regulations and requirements of all federal, state, municipal, public and governmental agencies. George Apostolou will be the General Contractor. Lessee understands and acknowledges that George Apostolou is the President and a principal of Lessor. Landlord shall exert its best efforts to have the Leased Premises completed and ready for occupancy on or before March 15, 2003. Lessee will have access to the space for the installation of its systems furniture on or before March 15, 2003.

All improvements to the common area and to the Premises will be permitted and, therefore be compliant with ADA requirements as determined by the City of St. Petersburg Building Department. The Lessor agrees to upgrade the elevators with new electronics and ADA compliancy requirements no later than 6 months after the lease commencement.

The Lessor will provide a turnkey tenant finish allowance necessary to replicate the intensity and quality of the Northwestern Mutual tenant improvements (located in suite 300). Lessor agrees to Soundproof" all enclosed offices and conference rooms. The Lessor agrees to also provide a carpet allowance equal to $23.00 per yard installed.

At Lessee's discretion, Lesee may elect to have individual offices constructed or have Lessor provide Lessee with 7-8 workstations measuring approximately 8' x 10' at no extra charge for the term of the Lease. At Lease expiration, Lessee may purchase some or all of said workstations for $500 each. Notwithstanding the above, it is acknowledged by Lessee that given spatial constraints of the Premises, if Lessee chooses individual offices over workstations, the number of individual offices in the Premises will be less than the number of workstations can be accommodated in that same space.

9. SERVICES AND UTILITIES. Lessor agrees to furnish to the Leased Premises at Lessor's expense, subject to the rules and regulations of the Building of which the Leased Premises are part, water and electricity suitable for the intended use of the Leased Premises, and during standard business hours of business days (excluding legal holidays) heat and air conditioning required for the comfortable use and occupation of the Leased Premises and janitorial service.

For the purposes of this Section, standard business hours shall mean the hours of 8:00 a.m. to 6:00 p.m. each Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday, inclusive, of the lease term which is not a legal holiday. Lessor will provide premises air conditioning between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday. During all other hours, the after hours HVAC charge will be equal to $20.00 per hour. For the purposes of this Section, legal holidays shall include (1) Christmas, (2) New Years Day, (3) Thanksgiving, (4) Labor Day, (5) Memorial Day.

10. ACCESS TO PREMISES. Lessor or its authorized agent or agents shall have the right to enter upon the Leased Premises at all reasonable times for the purposes of inspecting the same, preventing waste, and making such repairs as Lessor may consider necessary (but without any obligation to do so except as expressly provided for herein), and showing the Leased Premises to prospective tenants. If, during the last month of the term, Lessee shall have removed all or substantially all of Lessee's property there from, Lessor may immediately enter and alter, renovate and redecorate the Leased Premises without elimination or abatement of Rent or incurring liability to the Lessee for any compensation or offsets on Rent and charges owed and such acts shall have no effect upon this Lease. Lessee will have access to the premises 24 hours per day, 365 days per year. The building will be closed to the public on legal holidays.

11. PARKING AREAS. For the entire term of the lease and at no cost to Lessee, the Lessor will provide Lessee twenty (20) parking spaces allocated as follows: sixteen (16) unreserved spaces and four (4) reserved parking spaces in locations as reasonably chosen by the Lessee provided that there are no direct conflicts with other reserved 3rd party spaces. The Lessee shall have the right to lease additional covered parking spaces at a rate of $20 per space per month, which price shall not increase by more than 1.5% per annum.

12. USES PROHIBITED: RULES AND REGULATIONS. After initial occupancy Lessee shall not do or permit anything to be done in or about the Leased Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy covering said Building or any part thereof or any of its contents. In the event the specific use of the Leased Premises shall change to result in an increase in said insurance policies, Lessor may elect to collect the increased cost of insurance from Lessee rather than treat this as a default under the terms of this Lease. Lessee shall not do or permit anything to be done in or about the Leased Premises which will in any way obstruct or

interfere with the rights of other tenants or occupants of the Building or injure them or use or allow the Leased Premises to be used for any improper, or unlawful purposes, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Leased Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Leased Premises of the Building containing the Leased Premises.

Lessee shall faithfully observe and comply with the rules and regulations annexed to this Lease and all reasonable modifications of and additions thereto from time to time put into effect by Lessor, provided that in such event Lessor shall give reasonable notice thereof to Lessee. Lessor shall not be responsible to Lessee for the non-performance by any other tenant or occupant of the Building of any said rules and regulations.

13. ALTERATIONS. Lessee shall not make or suffer to be made any alteration, additions or improvements to or of the Leased Premises or any part thereof without first obtaining the written consent of Lessor, and any alterations, additions or improvements to or of Leased Premises, except movable furniture, trade fixtures, equipment, and business machines belonging to or leased by the Lessee, shall at once become a part of the realty and belong to Lessor. In the event Lessor consents to the making of any alterations, additions or improvements to the Leased Premises by Lessee, the same shall be made by Lessee at Lessee's sole cost and expense and any contractor or person selected by Lessee to make the same must first be approved of in the writing by Lessor.

14. REPAIRS, CONDITION OF PREMISES. By entry hereunder Lessee accepts the Leased Premises as being in good, sanitary, and orderly condition and repair subject to such punch list which may be executed at the time of move in as well as a one(1) year build-out warranty. Lessee agrees to keep the Leased Premises clean and in good order and repair, reasonable wear and tear excepted. Lessee shall, upon the expiration or any earlier termination of the term hereof, surrender the Leased Premises to Lessor in the same condition as when received, ordinary wear and tear and damage by fire, hurricane, earthquake, acts of God or the elements excepted.

15. LIENS. Lessee shall keep the Leased Premises, Building and the property in which the Leased Premises and Building are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Lessee. Lessee covenants to hold Lessor or any successor in interest harmless from any such liens. In the event Lessee desires to contest any such lien, Lessee shall immediately notify Lessor of such lien and shall, at the option of Lessor, transfer said lien to the security of a bond posted or obtained by Lessee, at Lessee's cost. Lessor hereby notifies all persons and entities that any liens claimed by any party as the result of improving the Leased Premises pursuant to a contract with Lessee, or with any person other than Lessor, shall extend to, and only to, the right, title and interest in and to the Leased Premises, if any, of the person contracting for such improvements. This paragraph shall be construed so as to prohibit, in accordance with the provisions of Chapter 713, Florida Statutes, the interest of Lessor in the Leased Premises being subject to any lien for any improvements made by Lessee or any other person on the Leased Premises.

16. INDEMNIFICATION

a) <u>Lessee's Indemnification</u>. Lessee shall indemnify, defend and save Lessor, its officers, directors, shareholders, affiliates, subsidiaries, successors and assigns (all of which shall be deemed included in the term "Lessor" for purposes of this Section 16(a), harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury, bodily injury, and/or damage to or destruction of property (including Lessee's personal property, fixtures and equipment) arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Lessee of the Leased Premises or any part

thereof, to the extent occasioned wholly or in part by any act or omission of Lessee, its agents, contractors, employees, servants, subtenants, concessionaires, or invitees. In case Lessor shall be made a party to any such litigation commenced by or against Lessee, then Lessee shall protect and hold Lessor harmless and pay all costs and attorney's fees incurred by Lessor in connection with such litigation, and any appeals thereof.

b) **Lessor's Indemnification**. Lessor shall indemnify, defend and save Lessee, its officers, directors, shareholders, affiliates, subsidiaries, successors and assigns (all of which shall be deemed included in the term "Lessee' for purposes of this Section 16(b) harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury, bodily injury, and/or damage to or destruction of property that is proximately caused by any act or omission of Lessor, its agents, contractors, or employees, and any cause of action arising from the use of the common areas, except to the extent that any of such claims, actions, damages, destruction, or loss results proximately from the acts or omissions of Lessee, its agents or employees. In case Lessee shall be made a party to any litigation commenced by or against Lessor, then Lessor shall protect and hold Lessee harmless and pay all costs and attorneys' fees incurred by Lessee in connection with such litigation, and any appeals thereof.

c) **Lessee Not Liable.** Lessor hereby releases and waives all claims against Lessee, its agents, employees and invitees (collectively the "Lessee Parties") from injury, loss or damage to person, property or business sustained in or about the Leased Premises or the Building by Lessee, its agents, employees or invitees, unless (i) such injury or damage is the consequence of the negligent or willful act or omission of any Lessee Party and (ii) such injury or damage is not covered by any insurance which Lessor carries and would not be covered by any insurance which the Lessor is required to carry as part of the Operating Expense pursuant to the terms of this Lease. Anything in this Lease to the contrary notwithstanding, in the event any death, personal injury or damage to the Leased Premises or Buildings results from any act or omission of Lessee, its agents, employees or invitees, and/or to the extent any indemnifiable claims under this Lease are covered by insurance obtained by Lessor as part of Operating Expense, but are not covered by insurance required to be obtained by Lessee, then Lessee shall be relieved of its obligation to pay for the same up to the amount of the insurance proceeds which Lessor is entitled to receive, net of any deductible, which deductible shall not exceed Twenty-Five Thousand and No/100ths Dollars ($25,000.00) per occurrence.

d) **Lessor Not Liable.** Lessee hereby releases and waives all claims against Lessor, its agents, employees and invitees (collectively the "Lessor Parties") from injury, loss or damage to person, property or business sustained in or about the Leased Premises or the Building (including Lessee's personal property, fixtures and equipment) by Lessor, its agents, employees or invitees or caused by any other person entering upon the Leased Premises under express or implied invitation of Lessor, or caused by the improvements located on the Leased Premises becoming out of repair, the failure or cessation of any service provided by Lessor (including security service and devices), or caused by leakage of gas, oil, water or steam or by electricity emanating from the Leased Premises. unless (i) such injury or damage is the consequence of the negligent or willful act or omission of any Lessee Party and (ii) such injury or damage is not covered by any insurance which Lessee carries and would not be covered by any insurance which the Lessee is required to carry or self-insure over, pursuant to the terms of this Lease. Anything in this Lease to the contrary notwithstanding, in the event any death, personal injury or damage to the personal or other property of Lessee located in or about the Leased Premises results from any act or omission of Lessor, its agents, employees or invitees, and/or to the

extent any indemnifiable claims under this Lease are covered by insurance obtained by Lessee, but are not covered by insurance required to be obtained by Lessor, then Lessor shall be relieved of its obligation to pay for the same up to the amount of the insurance proceeds which Lessee is entitled to receive, net of any deductible, which deductible shall not exceed Twenty-Five Thousand and No/100ths Dollars ($25,000.00) per occurrence.

17. INSURANCE. a) Lessee Insurance. Lessee shall, at its sole expense, maintain in effect at all times during the Term insurance coverage having Lessee's Insurance Limits as follows: (a) **Worker's Compensation Insurance** --- to meet the requirements of Florida law; (b) **Employer's Liability Insurance** --- minimum limits of $250,000.00 for each accident; (c) **Commercial General Liability Insurance** --- minimum limits of $1,000,000.00 per occurrence; $1,000,000.00 personal and advertising injury; $50,000.00 fire damage (any one fire); $5,000.00 medical expense (any one person) and $2,000,000.00 in the general aggregate; (d) **Business Automobile Insurance** --- if the business owns, leases and/or operates any business automobiles, combined single limits of $1,000,000.00 per accident, and (e) **Commercial Umbrella** --- minimum limits of $2,000,000.00 in excess of primary coverage limits

These policies shall be endorsed to include Lessor and Lessor's mortgagee, if any, as an additional insured, state that the insurance is primary over any insurance carried by Lessor, and the commercial general liability policy shall be written on a standard Insurance Services Office, Inc. (ISO) policy form with a 1988 or later edition date or its equivalent. The policy must be written on an occurrence basis and include Coverage A (Bodily Injury and Property Damage Liability), Coverage B (Personal and Advertising Injury Liability) and Coverage C (Medical Payments). Upon Lessee's default in obtaining or delivering the policy or certificate for any such insurance or Lessee's failure to pay the charges therefore, Lessor may, upon ten (10) days notice to Lessee, procure or pay the reasonable charges for any such policy or policies (for not more than a 12 month period) and charge the Lessee therefore plus interest thereon at the Default Rate as additional rent. The limits of insurance specified in this Section may be adjusted upward by Lessor from time to time to such extent as Lessor deems necessary or desirable, in Lessor's sole discretion.

Lessee shall at all times during the term hereof and at its cost and expense, maintain in effect policies of insurance covering all of Lessee's personal property, trade fixtures and equipment located in the Leased Premises, in an amount equal to their full replacement value, providing protection against any peril included within the standard classification of "Fire and Extended Coverage", together with insurance against sprinkler damage, vandalism, theft and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the personal property, trade fixtures and equipment so insured.

b) Lessor's Insurance. Lessor shall keep the Building and Premises insured against loss or damage by fire, tornado, windstorm and extended coverage perils and such other hazards as may be normal and customary for this type of Building for the full replacement value of the Building, Premises, improvements and subsequent alterations thereto. Lessor shall also obtain liability insurance with such limits for personal injury and death and property damage in the minimum amount of Two Million and No/100 Dollars ($2,000,000.00).

All policies of insurance required under this article shall provide that they will not be cancelled or materially modified upon less than thirty (30) days prior written notice to Lessor and Lessee. Lessee shall furnish to Lessor a certificate or certificates of insurance certifying that the insurance coverage required is in force, upon request. The coverage shall be issued by companies licensed to do business in the State of Florida and rated A:VIII or better in Best's Insurance Guide (or similar rating in an equivalent publication if no longer published) and shall otherwise be reasonably satisfactory to the parties. Not less than thirty (30) days prior to expiration of the coverage, renewal policies or certificates of insurance evidencing

renewal shall be provided. Any insurance required by the terms of this Lease may be under a blanket policy (or policies) covering other properties of Lessee and/or its related or affiliated corporations. If such insurance is maintained under a blanket policy, the respective party shall procure and deliver to the other party a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amount thereof allocated to the risk intended to be insured hereunder.

18. **HOLDING OVER.** In the event that Lessee does not vacate the Leased Premises upon the expiration or termination of this Lease and continues to hold over in possession of the Leased Premises without the written consent of Lessor, Lessee shall be a Lessee at will for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, including the obligation to pay Rent, except that Lessee shall pay Lessor as monthly installments of the Base Rent for the period of such holdover an amount equal to one and one half times (150%) the Base Rent which would have been payable by Lessee had the holdover period been a part of the original term of this Lease. The rental payable during the holdover period shall be payable to Lessor in monthly installments in accordance with the terms of Article 2 hereof.

19. **ASSIGNMENT AND SUBLETTING.** Lessee shall not assign the right of occupancy under this Lease or any other interest therein, or sublet the Leased Premises, or any portion thereof, without the prior written consent of Lessor which consent shall not be unreasonably withheld or delayed. Lessee absolutely shall have no right of assignment or subletting if it is in default of this Lease. Notwithstanding any assignment of the Lease, or the subletting of the Leased Premises, or any portion thereof, Lessee shall continue to be liable for the performance of the terms, condition and covenants of this Lease, including, but not limited to the payment of Rent. Consent by Lessor to one or more assignments and sublets shall not operate as a waiver of Lessor's rights as to any subsequent assignments and sublets.

20. **LESSEE DEFAULT.** The following shall be deemed to be events of default by Lessee under this Lease: (i) Lessee shall fail to pay any installment of Annual Base Rent, any installment of Lessee's Proportionate Share of Operating Expense in Excess of the Operating Expense Stop or reconciliation thereof, any other Additional Rent, or any other charge or assessment against Lessee pursuant to the terms hereof when due; (ii) Lessee shall fail or refuse to comply with any term, provision, covenant, agreement or warranty made under this Lease by Lessee, other than the payment of any installment of Annual Base Rent, any installment of Lessee's Proportionate Share of Operating Expense in Excess of the Operating Expense Stop or reconciliation thereof, any other Additional Rent or other charge or assessment payable by Lessee, and shall not cure such failure within fifteen (15) days after receipt by Lessee of Lessor's written notice of said non-monetary default, or such additional reasonable amount of time if said default is not curable within 15 days, provided Lessee diligently pursues said cure.; (iii) a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Lessee's assets is filed against Lessee in any court pursuant to any statute either of the United States or of any state and Lessee fails to secure or diligently proceed to secure a discharge thereof within sixty (60) days, or if Lessee voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or petitions for or enters into an arrangement with creditors; or (iv) Lessee shall do or permit to be done anything which creates a lien upon the Leased Premises for work performed by, through or under Lessee which Lessee fails to remove or bond off within thirty (30) days after written notice thereof. Lessee hereby expressly and unconditionally waives notice of default and demand with respect to any default or breach under this Lease by Lessee.

20.1 Remedies for Lessee's Default.

a) Upon the occurrence of any event of default set forth in this Lease, Lessor, besides any other rights or remedies that it may have, and without prior notice, shall have the right, without notice or demand, to, at Lessor's sole option, (i) terminate Lessee's right of continued possession of the Leased Premises and declare the entire remaining unpaid Rent for the balance of the then existing Term of this Lease to be immediately due and payable forthwith and take action to recover and collect the same either by distress or otherwise, but in the event Lessor is able to relet the Leased Premises during such periods from time to time, Lessee shall consent to such reletting and Lessee shall be entitled to a credit against such damages in the amount of the rents and other sums received by Lessor from any such reletting of the Leased Premises, less any reasonable costs incurred by Lessor in connection with the repossessing of the Leased Premises, including, without limitation, reasonable attorneys' fees, brokerage commissions and any costs of allowance, repairs or alterations, or (ii) terminate this Lease, in which event Lessee shall immediately surrender the Leased Premises to Lessor, or (iii) terminate Lessee's right of continued possession of the Leased Premises and from time to time, without terminating this Lease, relet the Leased Premises or any part thereof for the account and in the name of Lessee, for any such lease term or terms and conditions as Lessor, in its reasonable discretion, may deem advisable, and with the right to make alterations, additions and repairs to the Leased Premises deemed by Lessor to be necessary in conjunction with such reletting. A rent concession or waiver of the base rent shall not relieve Lessee of any obligation to pay any other charge due and payable under this Lease including without limitation any sum due under Article 4.

b) Should Lessor terminate Lessee's right of possession of the Leased Premises pursuant to Subsection (a) (iii) above, then Lessee shall pay to Lessor, within ten (10) days of Lessor's demand, all of the following: (i) any unpaid Rent and other charges to be paid by Lessee hereunder up to the date when Lessor shall have so terminated Lessee's right of possession, plus interest thereon at the Default Rate from the due date together with the total cost of brokerage commissions and initial leasehold or Lessee improvements or allowances incurred by Lessor in connection with the execution of this Lease (prorated for the unexpired portion of the Term); (ii) the reasonable costs of recovering possession of the Leased Premises and any reasonable legal fees and expenses directly related to the breach, the recovery of possession, and the collection of unpaid Rent and other charges; (iii) the reasonable costs incurred by Lessor in repairing and restoring the Leased Premises to the condition which same were to have been surrendered to Lessor at the expiration of the Lease term or to a condition required to lease premises to a new Lessee; (iv) the reasonable costs of removing any of Lessee's property from the Leased Premises and, if same be stored, the reasonable cost of transporting and storing same (if Lessor shall store such property in the Buildings then Lessor shall be entitled to a reasonable storage fee hereunder); and (v) all reasonable brokerage fees and commissions and allowances (prorated for the unexpired portion of the Term) incurred by Lessor in reletting the Leased Premises.

c) Rents received by Lessor from any reletting pursuant to Subsection (a)(iii) above, shall be applied first to the payment of any of the items enumerated in Subsection (b) above, in such order as Lessor shall deem appropriate, and second to the payment of rent and other sums due and unpaid by Lessee hereunder as of the date of Lessor's receipt of said rents. The residue, if any, shall be held by Lessor and applied in payment of future rent or damages in the event of termination as the same may become due and payable hereunder.

d) No such reletting of the Leased Premises by Lessor pursuant to Subsection (a) (iii) above shall be construed as an election on its part to terminate this Lease unless a notice of such intention be given by Lessor to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction; and notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for such previous breach provided it has not been cured. Should Lessor at any time terminate this Lease for any breach pursuant to Subsection (a)(ii) above, then in addition to any other remedy Lessor may have by reason of such breach, Lessor shall have the right to recover from Lessee all or any of the following: (i) any unpaid rent and other charges to be paid by Lessee hereunder up to the date of termination, plus interest thereon at the Default Rate from the due date; (ii) the reasonable costs of recovering possession of the Leased Premises and collecting said arrearages in rent and other charges, including any reasonable legal fees and expenses directly related to the breach, the recovery of possession, and the collection of unpaid Rent and other charges to be paid by Lessee and the total cost of brokerage commissions and initial leasehold or Lessee improvements or allowances incurred by Lessor in connection with the execution or renewal of this Lease (prorated for the unexpired portion of the Term) ; (iii) costs, as reasonably estimated by Lessor which would be incurred in repairing or restoring the Leased Premises to the condition in which the same were to have been surrendered to Lessor at the expiration of the Lease term; (iv) the reasonable costs of removing any of Lessee's property from the Leased Premises, and, if same be stored, the reasonable cost of transporting and storing same (if Lessor shall store such property in the Buildings then Lessor shall be entitled to a reasonable storage fee hereunder); (v) all brokerage fees and commissions (prorated for the unexpired portion of the Term)incurred by Lessor in reletting the Leased Premises.

e) Lessor shall have the right to recover, in execution of judgment(s) rendered in legal proceedings or otherwise, either jointly or from time to time severally, the applicable sums specified in clauses (i) through (v) of Subsection (b) and clauses (i) through (vi) of Subsection (c), and Lessor's recovery of one or more of such sums shall not constitute a waiver of Lessor's right to recover from Lessee the remaining sum(s).

f) Lessee hereby waives all rights of redemption, now or hereafter granted, to the extent such rights may be lawfully waived.

g) Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any Annual Base Rent, Lessee's Proportionate Share of Operating Expense in Excess of the Operating Expense Stop or other Additional Rent or other charges and assessments payable by Lessee and due to Lessor hereunder or of any damages accruing to Lessor by reason of violation of any of the terms, covenants, warranties and provisions herein contained. All of Lessee's and Lessor's obligations under this Section shall survive the termination of this Lease.

21. RECONSTRUCTION. If fire or other casualty shall render the whole or any material portion of the Leased Premises un-tenantable, and the Leased Premises can reasonably be expected to be made tenantable within one hundred twenty (120) days from the date of such event, then Lessor shall repair and restore the Leased Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible within such one hundred twenty (120) day period (subject to delays for causes beyond Lessor's reasonable control) and notify Lessee that it will be doing so, such notice to be mailed within thirty (30) days from the date of such damage or destruction, and this Lease shall remain in full force and effect, but the rent for the period during which the Premises are un-tenantable shall be

abated pro rata (based upon the portion of the Leased Premises which is un-tenantable). If Lessor is required to repair the Building and/or the Leased Premises, as aforesaid, said work shall be undertaken and prosecuted with all due diligence and speed.

If fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be made tenantable within on hundred twenty (120) days from the date of such event, then either party, by notice in writing to the other mailed within forty five (45) days from the date of such damage or destruction, may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.

In the event that more than fifty percent (50%) of the value of the Building is damaged or destroyed by fire of other casualty, and irrespective of whether damage or destruction can be made tenantable within one hundred twenty (120) days thereafter, than at Lessor's option, by written notice to Lessee, mailed within forty-five (45) days from the date of such damage or destruction, Lessor may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Lessee.

If fire or other casualty shall render the whole or any material part of the Leased Premises untenantable and the Leased Premises cannot reasonably be expected to be made tenantable within one hundred twenty (120) days from the date of such event and neither party hereto terminated this Lease pursuant to its rights herein or in the event that more than fifty percent (50%) of the value of the Building is damaged or destroyed by fire or other casualty and neither the whole nor any material portion of the Leased Premises is rendered untenantable, then Lessor shall repair and restore the Leased Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all due diligence and speed (subject to delays for causes beyond Lessor's reasonable control) and the rent for the period during which the Leased Premises are untenantable shall be abated pro rata (based upon the portion of the Premises which is untenantable). In no event shall Lessor be obligated to repair or restore any special equipment or improvements installed by Lessee at Lessee's expense.

In the event of a termination of this Lease pursuant to this Paragraph, rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty.

22. **EMINENT DOMAIN.** If all or any part of the property in which the Leased Premises are located shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, subject to the additional provisions of this Section, Lessor shall have the right, at its option, to terminate this Lease. In such event Lessor shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such public or quasi-public use or purpose, and Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease. If a part of the Leased Premises shall be so taken or appropriated, then either party may terminate this Lease, but if neither party hereto shall elect to terminate this Lease, the rental thereafter to be paid shall be equitably reduced. Before Lessee may terminate this Lease by reason of taking or appropriation as above provided, such taking or appropriation shall be of such an extent and nature as to substantially handicap, impede or impair Lessee's use of the Leased Premises, such determination to be in Lessor's reasonable judgment. If any part of the Building other than the Leased Premises shall be so taken or appropriated, Lessor shall be entitled to the entire award, as above provided. This Section shall not prohibit Lessee from making its own claim in the condemnation proceedings for reimbursement or compensation from the condemner for moving expenses or other costs for leasehold improvements owned by the Lessee, the installation cost of which was incurred by it due to such condemnation, or personal property owned by Lessee and taken by reason of said condemnation.

23. ESTOPPEL LETTERS. Within five business days of request by Lessor, Lessee shall furnish to Lessor, a letter or letters addressed to any purchaser, mortgagee, or lender, actual or prospective, or any other person designated by Lessor, certifying the amount of any prepaid rent or deposit, the term of this Lease, that (if true) there are no setoffs or claims against Lessor and in favor of Lessee under the Lease, and if there are such describing the same, the amount of the rent, that the Lease is valid, binding on Lessee and enforceable according to its terms and any other true statement of facts required by Lessor. If any such matters are untrue or in dispute, Lessee shall set forth in such letter the facts of such dispute and the true facts pertaining to the requested statement. Any person receiving such a letter may rely upon it and Lessee will be estopped to deny the statements made therein as to such person. Failure of Lessee to furnish such letter within five business days of such request will entitle Lessor to furnish to such person an affidavit setting forth the requested statements and Lessee will be thereafter estopped to deny such statements.

24. ATTORNEY'S FEES. In the event it shall become necessary for either party at any time to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, the defaulting party agrees to pay all costs and attorney's fees incurred by the other party.

25. ENTIRE AGREEMENT. This Lease constitutes the sole and entire agreement of the Lessor and the Lessee and nor prior or contemporaneous oral or written representation or agreement between the parties shall affect this Lease. No officer, agent or employee of either the Lessor or the Lessee shall have the authority to amend or waive any provision of this Lease unless such amendment or waiver is made in writing and signed by an authorized officer of each of the parties hereto.

26. GOVERNING LAW. This Lease shall be construed and enforced according to the laws of the State of Florida.

27. WAIVER. The waiver by the Lessor or the Lessee of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other terms, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver or any preceding breach by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent.

28. NOTICES. All notices and demands which may or are required to be given by either party the other hereunder shall be in writing and sent by certified or registered mail or delivery by hand.

All such notices or demands by the Lessor to the Lessee shall be addressed to or delivered to the Leased Premises with a true copy thereof forwarded by certified or registered mail to both the:

Don Cronin, President & CEO
United Insurance Management, L.C.
700 Central Avenue, #302
St. Petersburg, Florida 33701

Or such other place as the Lessee shall from time to time designate by written notice. Notices sent or delivered to Lessee as provided in this section shall be sufficient whether actually received or not.

All notices and demands by the Lessee to the Lessor shall be sent to the Lessor at:

The ARC Group, Inc.
700 Central Avenue, Suite 200
St. Petersburg, Florida 33701

Or to such other person or place as the Lessor from time to time designates in a notice to the Lessor.

29. **SUBORDINATION.** The interest of the Lessee shall be subject and subordinate at all times to the lien of the mortgage acquired by the Lessor to provide the cost of the construction of the Building of which the Leased Premises is a part, and to any future mortgage and to all renewals, extensions, modifications, consolidations, replacements, recasting's and/or refinancing's thereof obtained by the Lessor in connection with any refinancing or additional financing for the construction of any additions or improvements places upon the Leased Premises by Lessor in accordance with this Lease, or for any other reason of the Lessor, even though the proceeds are not used by the Lessor in connection with the Leased Premises. The Lessee will execute and deliver such further instruments so subordinating the Lease as may be reasonably desired by the mortgage. Lessor agrees that any mortgage or mortgages to which the Lessee is required to subordinate the lien of this lease shall contain a provision to the effect that, so long as the Lessee faithfully discharges the obligation on its part to be kept and performed under the terms of this lease, its tenancy, and the tenancy of its subtenants if any, will not be disturbed, nor will this lease be effected by any default on the part of Lessor under such mortgage or mortgages and in the event of foreclosure of such mortgage or mortgages the rights of the Lessee, and its subtenants if any, hereunder shall not be disturbed in any respect but shall continue in full force and effect. Should any such mortgage be foreclosed, Lessee, and its subtenants if any, shall attorn to the person receiving title to the Leased Premises through such foreclosure.

30. **QUIET ENJOYMENT.** Provided Lessee has performed all of the terms, covenants, agreements and conditions of this Lease, including the payment of Rental and all other sums due hereunder, Lessee shall peaceably and quietly hold and enjoy the Leased Premises against Lessor and all persons claiming by, through or under Lessor, for the term herein described, subject to the provisions and conditions of this Lease.

31. **SEPARABILITY.** If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby

32. **AGENT.** Other than Echelon Real Estate Services, LLC, (ERES) and Southeast Realty Interests, Inc. (SERI), Lessee warrants to Lessor that Lessee has had no dealings or negotiations with any real estate agent or broker in connection with the consummation of this Lease, and Lessee covenants and agrees to pay, hold harmless and indemnify and defend Lessor on demand against all costs, expenses and liability claims made by other brokers and agents, other than specifically referred to herein whose commission, shall be paid by Lessor. Upon lease commencement, Lessor agrees to pay ERES and SERI commissions equal to 2% and 4%, respectively, of the Gross Rent Value, exclusive of sales tax, payable by the Lessee over the entire term of the Lease. The commission will be paid 50% upon Lease execution and 50% upon occupancy.

In the event Lessee expands or extends its leasehold, the parties agree that Lessor will pay ERES and SERI, commissions calculated in accordance with the above rates, applicable to both the Rentable Area under this Lease and the expansion and/or extension space, exclusive of sales tax, paid over the entire term of the Lease, with Lessor receiving full credit for any and all commissions pursuant to this Lease. Additional commissions payable due to Lessee expansion and/or extension shall be paid upon the execution of the applicable, expansion or extension agreement.

33. **DEFINED TERMS AND MARGINAL HEADINGS.** The words "Lessor" and "Lessee" as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there be more than one Lessee, the obligations hereunder imposed upon Lessee shall be join and several. The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction of interpretation of any part hereof.

34. **PLATS AND RIDERS.** Clauses, plats, addenda, and riders, if any, signed or initialed by Lessor and Lessee and endorsed on or affixed to this Lease are a part hereof.

35. **TIME.** Time is of the essence of this Lease and each and all of its provisions.

36. **SUCCESSORS AND ASSIGNS.** The covenants and conditions herein contained shall, subject to the provisions as to assignments, apply to, insure to the benefit of, and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

37. **LIMITATION ON LESSOR'S LIABILITY.** The Lessor shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith. The Lessee shall look solely to the proceeds of any insurance coverage or condemnation proceeds and to the estate and property of the Lessor in the land and building comprising the Leased Premises, the Building and the Common Areas for the satisfaction of any claims or remedies of the Lessee in the event of a breach by the Lessor of any of its obligations or for any other cause or reason whatsoever. Such exculpation of liability shall be absolute and without any exception whatsoever.

38. **AMENDMENTS.** This Lease contains the entire agreement between the parties hereto and may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor and addressed to Lessee, nor shall any custom or practice which may grow up between the parties in the administration of the provisions hereof be construed to waive or lessen the right of Lessor to insist upon the performance by Lessee in strict accordance with the terms hereof. The terms, provisions, covenants and conditions, contained in this Lease shall apply to, insure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

39. **RIGHTS AND REMEDIES CUMULATIVE.** The rights and remedies provided by this Lease are cumulative and the use of any one right or remedy shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

40. **LENDER'S MODIFICATION.** If in connection with securing financing for the Building, an institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Lessee will not unreasonably withhold or delay its consent, provided that such modifications do not increase the obligations of Lessee hereunder or materially adversely affect Lessee's leasehold interest or Lessee's use and enjoyment of the Premises.

41. **LESSEE'S RENEWAL RIGHT**. Subject to a 6-month prior written notice from the Lessee, Lessor will grant Lessee a Preferential Right to Renew its lease up to a 10-year but not less than a 5-year term. Lease rates will be based on market rates at the time of renewal, provided however that the rate for the first year of renewal shall not exceed a 3% increase over the rate for the immediately preceding year (ie: 3% over the face rate, not including any free rent or other concessions) and subsequent escalations annually during the renewal term shall not exceed 3%. Depending on the length of renewal term elected by Lessee, Lessor shall also provide an allowance for further Premises Improvements, in the amount of $3 per rentable square foot, assuming a 5-year renewal term, with said Premises Improvement Allowance escalating by $.50 per square foot for each year greater than a 5-year renewal term. In the event Lessee exercises its Renewal Right, and provided that ERES and SERI are still actively representing the Lessee, ERES and SERI shall be entitled to commissions calculated in accordance with the rates and terms described in Article 32, above to be paid by Lessor.

42. **RADON GAS & ASBESTOS.** Florida law requires the following information be provided on all building sales and lessee leasing activities.

"Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. **Pursuant to paragraph 404.056(8), Florida Statutes."Lessor covenants and warrants to lessee that there is no asbestos whatsoever anywhere on, in or about the 4th Floor of the Building. Lessor acknowledges that this is an important and material representation from Lessor to lessee in inducing lessee to execute this Lease. In the event that the Lessee should at any time hereafter discover the existence of asbestos, lessee shall have the absolute right to terminate this Lease and shall thereafter be released and discharged from any and all obligations to keep, observe, and perform the conditions, covenants and agreements contained herein. Further, Lessor shall immediately return to lessee any and all Security Deposit and accrued interest thereon. Lessee shall however be entitled to any and all remedies available at law and/or in equity as a result of any breach hereof by Lessor.**

43. **SIGNAGE.** Lessor shall provide at Lesssor's cost, Building Standard signage on the 3rd floor on or adjacent to Lessee's entry door to its suite and on the marquee to be located in the main first floor lobby, the size and design of which shall be in Lessor's sole discretion. Subject to approval from the Building Department, the Landlord will provide an exterior lighted sign monument listing United Insurance as a tenant.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease effective as of the date first above written, each representing to the other that they have full authority to execute same in the capacity indicated:

LESSOR:

In the Presence of:

____

____
Witness

THE ARC GROUP, INC.

By: ______________________ Witness
~~George Apostolou, as its President~~
CALVIN B. SAMUEL, SECTY/TRES.

____
Witness

Pamela S. Willis
Witness

LESSEE:
United Insurance Management, L.C.
Don Cronin, President & CEO

____

____
Witness

____
Witness

BROKER:
Echelon Real Estate Services, ~~LLC~~
By: ______________________
Michael S. Talmadge

Southeast Realty Interests, Inc.

By: ______________________
David A. Jenkins

RULES AND REGULATIONS

1. No article deemed hazardous because of flammability and no explosive or other articles of an intrinsically hazardous nature shall be brought into any building within the Project.

2. No additional locks or similar devices shall be placed upon doors or Leased Premises and no locks shall be changed except with written consent of Lessor. Upon the termination of Lease, Lessee shall surrender to Lessor all keys to Leased Premises.

3. Lessee shall be permitted to move furniture and office furnishings into or out of the Project only at such times and in such a manner reasonably designated by Lessor so as to cause the least inconvenience to other Lessees and damage to the building and surrounding property.

4. No person shall be employed by Lessee to do janitorial work in the Leased Premises, and no persons other than the janitors for the Project shall clean the Leased Premises, unless Lessor shall first give its written consent. Any person employed by Lessee with Lessor's consent to do janitorial work, shall, while in the Project, be subject to and under the control and direction of the Project Superintendent, but shall not be considered the agent or servant of the Project Superintendent or of Lessor.

5. Window coverings other then building standard, either inside or outside the windows, may only be installed with Lessor's prior written consent which shall not be unreasonably withheld and must be furnished, installed and maintained at the expense of Lessee and at Lessee's risk, and must be of such shape, color, material, quality and design as may be reasonably prescribed by Lessor.

6. If Lessee desires additional telegraphic or telephonic connections, or the installation of any other electrical wiring, Lessor will, upon receiving a written request from Lessee and at Lessee's expense, direct the electricians as to where and how the wires are to be introduced and run, and without such direction no boring, cutting or installation of wires will be permitted. Lessee shall not install or erect any antennae, aerial wires or other equipment inside or outside the Project without in every instance obtaining prior written approval from Lessor.

7. The side walks, entrances, passages, courts, corridors, vestibules, halls, in or about the Project shall not be obstructed or used for storage or for any purpose other than ingress and egress by Lessee.

8. Lessee shall not create or maintain a nuisance in the Leased Premises nor make or permit any noise or odor or use or operate any electrical or electronic devices that emit loud sounds, air waves, or odors, that are reasonably objectionable to other occupants or Lessees of this or any adjoining building or premises; nor shall the Leased Premises be used for lodging or sleeping nor for any illegal purpose that will damage the Leased Premises.

9. Lessee and occupants shall observe and obey all parking and traffic regulations imposed by Lessor on the Leased "no parking" zones, traffic right-of-ways and general parking area procedures. Failure of Lessee to comply with parking regulations will constitute a violation of the Lease. Lessor may institute such measures for proper parking as are necessitated by conditions existing at a particular time; including but not limited to towing, impounding and/or tagging off improperly parked vehicles.

10. Lessor reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers from the Project and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Project, at times other than during ordinary business hours.

Lessor shall exercise its best judgment in executing such control but shall not be held liable for granting or refusing such access.

11. Any sign, lettering, picture, notice of advertisement installed within the Leased Premises which is visible from public corridors within the Project shall be installed in such manner and be of such character and style as Lessor shall approve in writing, which approval shall not be unreasonably withheld. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Project.

12. Lessee shall not use any picture or likeness of the Project in any circulars, notices, advertisements or correspondence, without Lessor's prior written consent.

13. No animals or pets or bicycles or skateboards or other vehicles shall be brought or permitted to be in the Project or the Leased Premises.

14. Lessee shall not make any room-to-room canvass to solicit business from other Lessees of the Project.

15. Lessee shall not waste electricity, water or air-conditioning, and shall cooperate fully with Lessor to assure the most effective operation of the building's heating and air-conditioning. Lessee shall not adjust any controls other than room thermostats installed for Lessee's use. Lessee shall not tie, wedge, or otherwise fasten open any water faucet or outlet. Lessee shall keep all corridor doors closed.

16. Lessee assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage. Except during Lessee's normal business hours, Lessee shall keep all doors of the Leased Premises locked and other means of entry to the Leased Premises closed and secured, and is liable for any loss cause by negligence thereto.

17. Lessee shall not overload any floor. Safes, furniture, equipment, machines and other large or bulky articles shall be brought through the Project and into and out of the Leased Premises at such times and in such manner as the Lessor shall reasonably direct and at Lessee's sole risk and responsibility. Prior to Lessee's removal of any such articles from the Project, Lessee shall obtain written authorization therefore at the Lessor's office and shall present such writing to a designated employee of Lessor.

18. Lessee shall not in any manner deface or damage the Project.

19. Lessee shall not use more electrical current from individual or collective circuits as is designated by the amperage rating of said circuits at the circuit breaker panels for Lessee's suite. Should Lessee exceed the safe capacity as stated on the circuit breakers for said circuits then Lessee shall bear the entire expense of modifications to adjust or increase the amperage for Lessee's safe and proper electrical consumption. Lessor's consent to such modifications to the electrical system shall not relieve Lessee from the obligation not to use more electricity than such safe capacity.

20. The Project is a non-smoking building. No smoking is allowed in the common areas or in individual offices. Ashtrays and a patio are provided for smokers on the north side of the Project.

21. Lessor reserves the right to make such further reasonable rules and regulations as in its judgment may from time to time are necessary for the safety, care and cleanliness of the Leased Premises and for the Project and for the preservation of good order therein. Any additional rules and regulations

promulgated by Lessor shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of execution thereof.

22. Lessee shall use its best efforts to ensure the observance of all of the foregoing rules and regulations by Lessee's employees, agents, clients, customers, invitees and guests. Lessor shall not be responsible for any violation of the foregoing rules and regulations by other Lessees of the Project and shall have no obligation to enforce the same against other Lessees.

EXHIBIT A – SPACE PLAN

EXHIBIT B - BUILDOUT PLANS AND SPECIFICATION